UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number:   001-02222

                     ILLINOIS BELL TELEPHONE COMPANY
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            (Exact name of registrant as specified in its charter)

        225 West Randolph Street, Room 28B, Chicago, IL 60606, (800) 257-0902
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    (a) 4.375% Mortgage Bonds Due July 1, 2003 ("Year 2003 Bonds"), (b) 5.80% Debentures Due February 1, 2004 ("Year 2004 Debentures"), (c) 7.125% Debentures Due July 1, 2023 ("Year 2023 Debentures"), (d) 7.250% Debentures Due March 15, 2024 ("Year 2024 Debentures"), and (e) 6.625% Debentures Due February 1, 2025 ("Year 2025 Debentures")
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          (Title of each class of securities covered by this Form)

                                 None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   |_|    Rule 12h-3(b)(1)(i)     |X|   Rule 15d-6       |_|
Rule 12g-4(a)(1)(ii)  |_|    Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)   |_|    Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)  |_|    Rule 12h-3(b)(2)(ii)    |_|

Approximate number of holders of record      Year 2003 Bonds:         48
as of the certification or notice date:      Year 2004 Debentures:    63
                                             Year 2023 Debentures:    44
                                             Year 2024 Debentures:   108
                                             Year 2025 Debentures:    42

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     October 12, 1999              By:  /s/ Wayne A. Wirtz
                                             Wayne A. Wirtz
                                             Counsel